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CONTACTS FOR CAMBRIDGE NEUROSCIENCE:                          CONTACT FOR BAYER:

Harry W. Wilcox                                               Rob Kloppenburg
President and Chief Executive Officer                         Bayer Corporation
Cambridge NeuroScience, Inc.                                  203-812-6545
(617) 225-0600



Theresa McNeely
Director
Feinstein Kean Partners Inc.
(617) 577-8110


FOR IMMEDIATE RELEASE


       CAMBRIDGE NEUROSCIENCE AND BAYER TO COLLABORATE IN THE DEVELOPMENT
                     OF GGF2 FOR NEURODEGENERATIVE DISEASES


               -- BAYER TO PAY UP TO $26 MILLION PLUS ROYALTIES --


CAMBRIDGE, MASS., DECEMBER 21, 1998 -- Cambridge NeuroScience, Inc. (Nasdaq:
CNSI) and Bayer today announced an agreement worth up to $26 million plus royalties to develop Cambridge NeuroScience's recombinant Glial Growth Factor 2
(GGF2), for the treatment of neurodegenerative diseases such as Multiple Sclerosis (MS).

Under terms of the agreement, Bayer will be responsible for all development costs, including reimbursement of Cambridge NeuroScience's research costs for GGF2 and will receive exclusive worldwide manufacturing and marketing rights to the compound. In exchange, Cambridge NeuroScience may receive up to $26 million in cash and milestone payments, as well as royalties on sales of GGF2 products.

"Cambridge NeuroScience and its academic collaborators have generated impressive data demonstrating the unique mechanism by which GGF2 stimulates the remyelination of nerve cells," said David Lowe, Ph.D., head of CNS research at Bayer. "The companies have worked together in developing a manufacturing process for the molecule."

"We are pleased to be joining forces with Bayer, whose proven capabilities should accelerate the development of GGF2," said Harry Wilcox, President and Chief Executive Officer of Cambridge NeuroScience. "The two teams have worked together in developing a manufacturing process for the molecule, and in the last year have begun production of GGF2 in anticipation of initiating clinical trials. The partnering of GGF2 is in line with our corporate strategy of focusing our internal efforts on our small molecule and ion-channel blocker programs."

GGF2, a member of the neuregulin family of growth factors, is known to stimulate the growth and differentiation of glial cells, the support cells of the nervous system. These glial cells form the myelin sheath that insulates nerve cells and is essential for their survival and proper functioning. In demyelinating diseases such as multiple sclerosis, the myelin sheath is damaged or lost, leading to the degeneration of the nerve cells. Experiments in animal models have demonstrated that GGF2 can stimulate the cell growth necessary to protect and potentially regenerate the damaged myelin sheath.

                                     -more-


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Recent data on GGF2 in multiple sclerosis was published in the August 18, 1998 issue of Proceedings of the National Academy of Sciences. The study, conducted by CNSI in conjunction with Drs. Cedric Raine and Barbara Cannella at Albert Einstein College of Medicine in New York, demonstrated that treatment in an animal model of MS with recombinant human GGF2 leads to delayed onset and decreased disease severity, as well as a statistically significant reduction in relapse rate.

Cambridge NeuroScience, Inc. is a neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing products to treat stroke and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.

Bayer Corporation is a research-based company with major businesses in healthcare and life sciences, chemicals and imaging technologies. The company had 1997 sales of $9 billion and employs 24,000 people. Bayer Corporation is investing approximately $9 billion in capital expenditures and research and development in the U.S. operations from 1995 through the year 2000. Bayer Corporation, with headquarters in Pittsburgh, is a member of the worldwide Bayer group, a $32.4 billion pharmaceutical and chemical company based in Leverkusen, Germany.

This press release may contain forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the results of the ongoing pre-clinical studies of GGF2 and the acceptance by regulatory authorities of the Company's pre-clinical data as a basis for IND approval.

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